(d)(3)(i)

May 1, 2017

Voya Government Money Market Portfolio 7337 East Doubletree Ranch Road Suite 100 Scottsdale, Arizona 85258

Re:	Money Market Fund Expense Limitation Agreement for Voya Government Money Market Portfolio (formerly, Voya Money Market Portfolio)

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement among Voya Investments, LLC (the “Investment Manager”), Voya Investments Distributor, LLC (the “Distributor”), and Voya Government Money Market Portfolio (the “Registrant”), dated January 1, 2016 (the “Money Market Fund Expense Limitation Agreement”), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from May 1, 2017 through May 1, 2018, to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

INVESTMENT MANAGEMENT voyainvestments.com

May 1, 2017

Please indicate your agreement to this term extension by executing below in the place indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

Voya Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Voya Investments Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:

Voya Government Money Market Portfolio

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

INVESTMENT MANAGEMENT voyainvestments.com

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement

Voya Government Money Market Portfolio (formerly, Voya Money Market Portfolio)	Term Expires May 1, 2018

/s/ HE
HE

Effective Date: May 1, 2017